UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 6, 2017

PENN NATIONAL GAMING, INC.

Commission file number 0-24206

Incorporated Pursuant to the Laws of the Commonwealth of Pennsylvania

IRS Employer Identification No. 23-2234473

825 Berkshire Blvd., Suite 200

Wyomissing, PA 19610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On January 6, 2017, Penn National Gaming, Inc. (the “Company”)  issued a press release announcing that it is commencing a cash tender offer for any and all of the $300 million aggregate outstanding principal amount of its 5.875% senior notes due 2021 (CUSIP No. 707569 AR0), or the existing notes, and that it also has delivered a conditional notice of redemption with a redemption date of February 6, 2017, subject to the satisfaction of certain conditions, for any and all existing notes not tendered and accepted for purchase by the Company in the tender offer that remain outstanding as of the redemption date.  A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by this reference.

The tender offer is being made exclusively pursuant to the offer to purchase dated January 6, 2017, and the related letter of transmittal and notice of guaranteed delivery, which set forth the terms and conditions of the tender offer, and this report and the accompanying press release are qualified in their entireties by such documents.  Any redemption would be made solely pursuant to the notice of redemption, which sets forth the terms and conditions of the redemption, delivered pursuant to the indenture governing the existing notes, and this report and the accompanying press release are qualified in their entireties by such notice.  The information contained in this report does not constitute a notice of redemption under the optional redemption provisions of the indenture governing the notes, nor does it constitute an offer or solicitation to sell or buy any security.  No such offer or solicitation will be made in any jurisdiction in which such offer or solicitation would be unlawful.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1     Press Release dated January 6,  2017 of Penn National Gaming, Inc.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: January 6, 2017	PENN NATIONAL GAMING, INC.

	By:	/s/ Carl Sottosanti
	Name:	Carl Sottosanti
	Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated January 6, 2017 of Penn National Gaming, Inc.